News Release

Media Contact:	Gail Warner	Goodrich Corporation

Phone:	704 423 7048	Four Coliseum Centre

2730 West Tyvola Road

Charlotte, NC 28217-4578

Tel: 704 423 7000

Investor Contact:	Paul Gifford	Fax: 704 423 7127

Phone:	704 423 5517	www.goodrich.com

Goodrich Announces Third Quarter 2002 Results

CHARLOTTE, NC, October 28, 2002 – Goodrich Corporation (NYSE: GR) announced today that third quarter net income, as well as income from continuing operations, was $46 million, or $0.45 per diluted share. Sales for the third quarter were $882 million. Through the first nine months of 2002, income from continuing operations was $154 million, or $1.48 per diluted share, on sales of $2.7 billion.

Included in net income and income from continuing operations are charges of approximately $27 million pre-tax for loss provisions on certain Aerostructures contracts, specifically for programs in support of the Boeing 717 and 757 and Airbus A330 aircraft. Aerostructures also recorded approximately $7 million of favorable reserve adjustments during the third quarter. These adjustments related to the successful completion of their SAP system implementation.

Third quarter income from continuing operations, excluding special items, was $51 million, or $0.50 per diluted share, compared to $83 million, or $0.77 for the third quarter of 2001. During the third quarter, the company incurred special items of $7 million pre-tax ($5 million after tax) related to previously announced restructuring activities. Special items include consolidation and restructuring related costs, gains or losses on sold businesses and asset impairment charges. The reduction in income, compared to the third quarter 2001, is primarily due to weakness in commercial aerospace markets resulting from the decrease in airline travel and the downturn in commercial aircraft production rates. Also contributing to the reduction was weakness in the industrial gas turbine and general aviation market segments.

Commenting on the company’s performance and near-term strategy, David L. Burner, Chairman and CEO said, “Goodrich, as well as the entire industry, continues to experience weak market conditions in commercial aerospace that have negatively impacted our customers and demand for our products. We have proactively addressed these issues by taking actions to realign our capacity and cost structure with anticipated market demand. As we move forward, our top priority is to execute our business plan, including the successful integration of the recently acquired Aeronautical Systems businesses. We plan to reduce debt and continue our emphasis on free cash flow generation and cost savings initiatives, including company-wide continuous process improvement activities and supply chain management practices. Additionally, we will not seek any significant acquisitions until the Aeronautical Systems businesses have been fully integrated. All of these actions will help our company achieve its financial objectives through these difficult times and position Goodrich to capitalize on the expected recovery in the commercial aerospace markets.”

Free cash flow (operating cash flow from continuing operations adjusted for cash payments related to special items, less capital expenditures) for the third quarter 2002 was $185 million, compared to $114 million for the third quarter 2001. Year-to-date, free cash flow was $344 million, compared to $98 million in 2001. The primary reasons for the increased free cash flow, compared to the prior year, were the timing of tax payments and refunds, decreased capital expenditures, cash generated by the settlement of an interest rate swap and lower usage of working capital. Cash payments related to special items, which are not included in the free cash flow noted above, were $11 million in the third quarter 2002, compared to $6 million for the third quarter 2001, and $44 million year-to-date, compared to $22 million in 2001.

During the third quarter of 2002, the company finalized the required impairment tests of goodwill and indefinite lived intangible assets. Based on those results, the company recognized an impairment of the goodwill relating to Aviation Technical Services. The impairment recognized was $36.1 million and, as required by SFAS 142, has been included as a cumulative effect of an accounting change in the first quarter of 2002.

Third Quarter Segment Review

Aerostructures and Aviation Technical Services (ATS) – Sales in the third quarter decreased 27 percent from the year-ago quarter, from $369 million to $269 million due primarily to a decline in commercial aircraft original equipment sales coupled with a slight decline in overall aftermarket sales and sales at the ATS business.

Operating income, excluding special items, declined 64 percent, from $62 million to $22 million. As noted earlier in this release, in conjunction with the current low-level of aircraft production rates, a decline in productivity, and other cost increases, the company recognized losses on certain Aerostructures contracts during the third quarter. The decrease in operating income was due primarily to the recognition of these contract loss provisions as well as a decrease in sales, partially offset by the favorable reserve adjustments. Due largely to a continued weak market for its products and services, Aviation Technical Services reported a loss during the third quarter 2002 that was slightly less than its loss during the third quarter 2001.

Landing Systems — Sales for the third quarter 2002 declined 13 percent, to $256 million from $293 million in the third quarter of 2001. Operating income, excluding special items, declined 5 percent to $39 million. The sales decrease was primarily the result of lower original equipment sales of landing gear and lower sales of aftermarket wheels and brakes. A positive contribution from the segment’s restructuring activities and lower sales incentives for wheels and brakes were more than offset by the volume decreases noted above, resulting in a decline in operating income.

Engine and Safety Systems – Sales decreased 16 percent, from $190 million in the third quarter 2001 to $159 million in the third quarter of 2002. Operating income, excluding special items, declined 41 percent to $21 million. The reduced sales and operating income were primarily the result of lower original equipment shipments of products that serve the industrial gas turbine and general aviation markets, as well as lower demand for aftermarket spares and service activities. Margins declined disproportionately due to unfavorable changes in mix, which shifted sales away from higher margin aftermarket products, such as evacuation slides, de-icing equipment and engine components.

Electronic Systems – Sales for the third quarter 2002 declined 1 percent to $198 million, from $200 million in the third quarter 2001. Operating income, excluding special items, increased 23 percent from the year-ago quarter, to $36 million. The slight sales decline is primarily due to decreased commercial aircraft production and a general slowdown in aftermarket demand, partially offset by increased fuel and utility systems retrofit sales, increased military and space sales and increased sales for lighting products resulting from the inclusion of the Hella Aerospace Lighting acquisition for the full third quarter 2002. The improved operating income was primarily the result of strong performance in the Optical and Space Systems business, a favorable product mix and the restructuring savings.

Acquisition, financing and integration of TRW Inc.’s Aeronautical Systems businesses

On October 1, Goodrich completed the acquisition of TRW Inc.’s Aeronautical Systems businesses for approximately $1.5 billion in cash. The acquired businesses design and manufacture commercial and military aerospace systems and equipment with approximately 6,200 employees located in 22 facilities throughout the world.

The Aeronautical Systems businesses expand and strengthen Goodrich’s established global leadership positions, further improving its ability to meet the changing needs of the aerospace industry. The newly acquired businesses have proprietary positions and technology and a large installed product base, which support a strong aftermarket sales mix.

The Company financed the acquisition through borrowings under a $1.5 billion, 364-day credit facility, which expires on July 29, 2003. The Company expects to repay amounts outstanding under this credit facility with the net proceeds from the proposed sale of approximately $200 million of Goodrich common stock, approximately $900 million from the sale of new debt securities and approximately $400 million from non-core asset dispositions. The company expects to market the new equity and debt securities during the fourth quarter of 2002. As a result of these changes in the financing structure, it is now expected that the acquisition will be dilutive to earnings in 2003.

Integration of the Aeronautical Systems businesses is proceeding as scheduled, and the company expects to realize annual cost savings of approximately $30-$40 million, net of anticipated incremental costs, by the beginning of 2005. These cost savings are expected to result from consolidation of duplicate facilities, reduction in personnel, reduction of expenditures, expansion of procurement initiatives, and the use of best practices across the combined businesses.

The Aeronautical Systems businesses will be managed and reported as a separate reportable segment for the fourth quarter. These businesses are expected to be realigned and integrated into existing Goodrich reportable segments effective January 1, 2003.

Pension plan status

The significant declines in the financial markets have unfavorably impacted pension plan asset values and will likely cause the Goodrich pension plans to be underfunded at December 31, 2002. If this occurs, the company will recognize a significant non-cash charge to equity in the fourth quarter of 2002. If measured at mid-October, this charge would be approximately $285 million after-tax. This charge will not impact reported net income, and will reverse in future periods if a combination of factors, including interest rate increases, improved investment results, or contributions cause the pension plans to return to a fully funded status.

As a result of the potential underfunded status of the pension plans at year-end 2002, it is expected that pension expense will be significantly higher in 2003 than in 2002. Based on asset values and market conditions as of mid-October 2002, the expected increase in non-cash pension expense in 2003 over 2002 is approximately $40 million pre-tax. This amount is highly variable and is dependent upon investment returns between now and the year-end measurement date.

The company does not expect to be required to make any cash contributions to its pension plans in 2002 or 2003. However, it may choose to make voluntary contributions during those periods.

Outlook for 2002 and 2003

Including the contributions of the Aeronautical Systems businesses for the fourth quarter, Goodrich expects full-year 2002 sales to be $3.90 to $3.95 billion. Diluted earnings per share, excluding special items, are expected to be in excess of $2.30. As a result of the strong performance to date, free cash flow is expected to be in excess of $425 million, significantly higher than prior guidance.

Looking forward to 2003, Goodrich expects that while the airline industry will continue to experience a challenging environment, overall available seat miles, which are generally correlated with aftermarket sales, should be flat, compared to 2002. Production of commercial transport aircraft (including regional jets) is expected to be lower than 2002, in line with public guidance from the manufacturers. Military and space sales are expected to increase 5% to 10% in 2003.

Expectations for Goodrich in 2003 are dependent on a large number of factors. These factors include:

•	The timing and net proceeds of the expected sale of non-core assets,

•	The timing and number of shares issued in the expected equity offering,

•	The timing and terms of the expected debt offering,

•	The amount of increase in non-cash pension expense, and

•	The payment of all, or only a portion, of the Noveon payment-in-kind (PIK) notes held by the company.

Goodrich expects 2003 diluted earnings per share, excluding special items and the impact of potential increases in pension expense, to be 5 percent to 10 percent below its expected 2002 results, based on the following assumptions:

•	The non-core asset sales are completed in early 2003,

•	The equity and debt are issued at prices, and interest rates, similar to Goodrich’s current stock price and interest rates on its long-term debt, and

•	A portion of the Noveon PIK notes are prepaid in the first quarter 2003.

Total company sales, using the same assumptions, are expected to be in the range of $4.3 to $4.4 billion in 2003.

Free cash flow generation continues to be a key focus for Goodrich, and for 2003 Goodrich expects free cash flow well above 100% of net income.

The company continues to realize significant savings from its restructuring activities, and now expects to exceed its prior expectations for headcount reductions and annual savings. Previously announced restructuring activities will be largely complete by the end of 2002. Upon completion, it is expected that these actions will result in reductions in total headcount in excess of 3,200 personnel and annual pre-tax savings in excess of $170 million. Additional restructuring activities, including activities related to the Aeronautical Systems acquisition and the achievement of the synergy savings, may be considered due to the continuing weak environment for commercial aircraft production and lower expectations for the air travel industry.

The tables that follow provide more detailed information about Goodrich results.

With 2001 sales of $4.2 billion, Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. Headquartered in Charlotte, North Carolina, Goodrich is ranked by Fortune magazine as one of the “Most Admired” aerospace companies and is included on Forbes magazine’s “Platinum List” of America’s best big companies. For more information visit http://www.goodrich.com.

This release does not constitute an offer to sell or the solicitation of an offer to buy any of our securities.

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the Company is successful in integrating TRW’s Aeronautical Systems businesses and achieving operating synergies; the extent to which the Company is successful in implementing its plan to repay the amounts borrowed to fund the acquisition of TRW’s Aeronautical Systems businesses; the prepayment of the Noveon International, Inc. debt securities held by the Company; global demand for aircraft spare parts and aftermarket services; the impact of the terrorist attacks on September 11, 2001 and their aftermath; the timing related to restoring consumer confidence in air travel; the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry; the effect of current stock market conditions on pension plan assets, including 2002 year-end plan asset valuations, and the effect of those valuations on shareholders’ equity and 2003 pension expense and plan contributions; the solvency of Coltec Industries Inc at the time of and subsequent to the spin-off of EnPro Industries, Inc. and the ability of Coltec’s subsidiaries to satisfy their asbestos-related liabilities following the spin-off; SFAS No. 142 goodwill impairment analysis; demand for and market acceptance of new and existing products; potential cancellation of orders by customers; successful development of products and advanced technologies; competitive product and pricing pressures; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the Company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

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GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended
	September 30,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$882.1	$882.1	$1,051.9	$1,051.9

Operating Income	100.7	107.9	153.1	154.6
Interest Expense	(23.7)	(23.7)	(24.6)	(24.6)
Interest Income	6.8	6.8	7.0	7.0
Other Income (Expense) — net	(11.1)	(11.1)	(8.1)	(8.1)

Income before Income Taxes and Trust Distributions	72.7	79.9	127.4	128.9
Income Tax (Expense) Benefit	(24.0)	(26.3)	(42.8)	(43.2)
Distributions on Trust Preferred Securities	(2.7)	(2.7)	(2.7)	(2.7)

Income from Continuing Operations	46.0	50.9	81.9	83.0
Income (Loss) from Discontinued Operations	—	—	6.1	—

Net Income	$46.0	$50.9	$88.0	$83.0

Income (Loss) Per Share:
Basic
Continuing Operations	$0.45	$0.50	$0.79	$0.80
Discontinued Operations	—	—	0.06	—

Net Income	$0.45	$0.50	$0.85	$0.80

Diluted
Continuing Operations	$0.45	$0.50	$0.76	$0.77
Discontinued Operations	—	—	0.07	—

Net Income	$0.45	$0.50	$0.83	$0.77

Weighted — Average Number of Shares Outstanding (in millions):
Basic	102.1	102.1	103.9	103.9

Diluted	102.4	102.4	107.1	107.1

(A)  Results exclude the effect of a $7.2 million charge ($4.9 million after-tax), or $0.05 a diluted share for merger-related and consolidation costs.

(B)  Results exclude the effect of a $1.5 million charge ($1.1 million after-tax), or $0.01 a diluted share for merger-related and consolidation costs. Results also exclude the after-tax effect of income from discontinued operations ($6.1 million, or $0.07 a diluted share).

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Nine Months Ended
	September 30,

	2002	2002	2001	2001
	As Reported	As Adjusted(A)	As Reported	As Adjusted(B)

Sales	$2,728.8	$2,728.8	$3,131.7	$3,131.7

Operating Income	299.6	328.9	434.4	449.3
Interest Expense	(69.9)	(69.9)	(83.3)	(83.3)
Interest Income	25.9	25.9	18.9	18.9
Other Income (Expense) — net	(13.6)	(16.0)	(15.2)	(22.4)

Income before Income Taxes and Trust Distributions	242.0	268.9	354.8	362.5
Income Tax (Expense) Benefit	(79.9)	(88.7)	(118.9)	(121.4)
Distributions on Trust Preferred Securities	(7.9)	(7.9)	(7.9)	(7.9)

Income from Continuing Operations	154.2	172.3	228.0	233.2
Income (Loss) from Discontinued Operations	(11.9)	—	115.6	—
Cumulative Effect of Change in Accounting	(36.1)	—	—	—

Net Income	$106.2	$172.3	$343.6	$233.2

Income (Loss) Per Share:
Basic
Continuing Operations	$1.51	$1.69	$2.20	$2.25
Discontinued Operations	(0.12)	—	1.12	—
Cumulative Effect of Change in Accounting	(0.35)	—	—	—

Net Income	$1.04	$1.69	$3.32	$2.25

Diluted
Continuing Operations	$1.48	$1.65	$2.12	$2.17
Discontinued Operations	(0.09)	—	1.12	—
Cumulative Effect of Change in Accounting	(0.35)	—	—	—

Net Income	$1.04	$1.65	$3.24	$2.17

Weighted — Average Number of Shares Outstanding (in millions):
Basic	102.0	102.0	103.5	103.5

Diluted	104.2	104.2	107.5	107.5

(A)  Results exclude the effect of a $29.3 million charge ($19.7 million after-tax), or $0.19 a diluted share for merger-related and consolidation costs and a $2.4 million pre-tax gain ($1.6 million after-tax), or $0.02 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of the loss from discontinued operations ($11.9 million, or $0.09 a diluted share) and the cumulative effect of change in accounting ($36.1 million, or $0.35 a diluted share).

(B)  Results exclude the effect of a $14.9 million charge ($9.9 million after-tax), or $0.09 a diluted share for merger-related and consolidation costs and a $7.2 million pre-tax gain ($4.7 million after-tax), or $0.04 a diluted share in other income (expense) from the sale of a portion of the Company’s interest in a business. Results also exclude the after-tax effect of income from discontinued operations ($115.6 million, or $1.12 a diluted share).

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended
	September 30,

	2002	2002	2001	2001
	As Recorded	As Adjusted*	As Recorded	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$269.4	$269.4	$369.0	$369.0
Landing Systems	255.7	255.7	293.1	293.1
Engine and Safety Systems	158.8	158.8	190.0	190.0
Electronic Systems	198.2	198.2	199.8	199.8

Total Sales	$882.1	$882.1	$1,051.9	$1,051.9

Operating Income:
Aerostructures and Aviation Technical Services	$20.9	$22.4	$60.3	$61.5
Landing Systems	38.9	38.9	40.9	40.9
Engine and Safety Systems	16.3	20.8	35.3	35.3
Electronic Systems	34.7	35.9	29.0	29.2

Total Segment Operating Income	110.8	118.0	165.5	166.9

Corporate General and Administrative Costs	(10.1)	(10.1)	(12.4)	(12.3)

Merger-related and Consolidation Costs	—	(7.2)	—	(1.5)

Total Operating Income	$100.7	$100.7	$153.1	$153.1

Segment Operating Income as a Percent of Sales :
Aerostructures and Aviation Technical Services	7.8%	8.3%	16.3%	16.7%
Landing Systems	15.2%	15.2%	14.0%	14.0%
Engine and Safety Systems	10.3%	13.1%	18.6%	18.6%
Electronic Systems	17.5%	18.1%	14.5%	14.6%

Total Segment Operating Income as a Percent of Sales	12.6%	13.4%	15.7%	15.9%

•     Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Nine Months Ended
	September 30,

	2002	2002	2001	2001
	As Recorded	As Adjusted*	As Recorded	As Adjusted*

Sales:
Aerostructures and Aviation Technical Services	$889.7	$889.7	$1,123.0	$1,123.0
Landing Systems	772.4	772.4	862.8	862.8
Engine and Safety Systems	486.1	486.1	576.2	576.2
Electronic Systems	580.6	580.6	569.7	569.7

Total Sales	$2,728.8	$2,728.8	$3,131.7	$3,131.7

Operating Income:
Aerostructures and Aviation Technical Services	$112.9	$120.1	$176.0	$177.9
Landing Systems	89.4	91.2	108.0	115.2
Engine and Safety Systems	46.7	61.5	102.9	104.3
Electronic Systems	91.0	96.2	90.6	93.1

Total Segment Operating Income	340.0	369.0	477.5	490.5

Corporate General and Administrative Costs	(40.4)	(40.1)	(43.1)	(41.2)

Merger-related and Consolidation Costs	—	(29.3)	—	(14.9)

Total Operating Income	$299.6	$299.6	$434.4	$434.4

Segment Operating Income as a Percent of Sales :
Aerostructures and Aviation Technical Services	12.7%	13.5%	15.7%	15.8%
Landing Systems	11.6%	11.8%	12.5%	13.4%
Engine and Safety Systems	9.6%	12.7%	17.9%	18.1%
Electronic Systems	15.7%	16.6%	15.9%	16.3%

Total Segment Operating Income as a Percent of Sales	12.5%	13.5%	15.2%	15.7%

•     Segment operating income excludes merger-related and consolidation costs. Such amounts are presented separately in the table above.

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Nine Months Ended
	September 30,

	2002	2001

Non-Segment Expenses:

Net Interest Expense	$(44.0)	$(64.4)
- Payment-in-Kind Interest Income	$17.4	$12.3
(included in Net Interest Expense above)

Other Income (Expense), Net:	$(13.6)	$(15.2)
- Discontinued Retiree Health Care	$(13.6)	$(13.5)
- Other Income (Expense)	$(2.4)	$(8.9)
- Other Income (Expense) — sale of business	$2.4	$7.2

	Nine Months Ended
	September 30,

	2002	2001

Preliminary Balance Sheet and Cash Flow Data:

Cash and Cash Equivalents	$346.3	$84.3
Total Debt	$1,614.0	$1,483.9
Net Debt to Capitalization	52.1%	46.1%
Acquisitions	$0.4	$119.2
Dividends	$76.5	$85.1
Depreciation and Amortization	$120.4	$129.3
- Depreciation	$89.0	$80.8
- Amortization	$31.4	$48.5
- Goodwill Amortization (included in Amortization, above)	$—	$22.4

Free Cash Flow
Cash flow from operations	$356.2	$210.5
Merger-related and consolidation payments	$44.2	$22.2
Capital Expenditures	$(56.5)	$(134.6)

Total Free Cash Flow	343.9	98.1